Exhibit 11.1

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Computation of Earnings Per Share

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Basic
Earnings:
Net income (loss)	$3,366	$(486)	$7,377	$872

Shares:
Average common shares outstanding	6,685	7,841	6,917	7,845

Basic earnings (loss) per common share	$0.50	$(0.06)	$1.07	$0.11

Assuming full dilution
Earnings:
Net income (loss)	$3,366	$(486)	$7,377	$872

Shares:
Average common shares outstanding	6,685	7,841	6,917	7,845
Potentially dilutive common shares outstanding	134	-	130	177
Diluted average common shares outstanding	6,819	7,841	7,047	8,022

Diluted earnings (loss) per common share	$0.49	$(0.06)	$1.05	$0.11

Supplemental information:

The difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance Plan and restricted stock issued under the 2007 Stock Incentive Plan.